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November 8, 2001


TRIOD LLC                                     ANAM LLC
c/o Jack A. Shaffer & Company, LLC            c/o Jack A. Shaffer & Company, LLC
410 Park Avenue, Suite 430                    410 Park Avenue, Suite 430
New York, NY  10022                           New York, NY  10022

Gentlemen:

Attached is Amendment 1 to the Commitment executed between General Electric Capital Corporation, TRIOD LLC and ANAM LLC on August 7, 2001. Please indicate your acceptance of the terms of this Amendment 1 by signing below.

Very truly yours,

General Electric Capital Corporation

By: /s/ John J. Ryan
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Vice President

Agreed To, and Accepted for, TRIOD LLC

By: /s/ George L. Ruff
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Name: George L. Ruff
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Title: Vice President
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Date: 12/5/01
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Agreed To, and Accepted for, TRIOD LLC

By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------
Date:
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               Amendment 1: Summary of Key Terms and Conditions


The following modification shall be made to Section II. - Senior Secured Term
Loan:


Closing Fee:  One and a half percent (1.5%) of the Maximum Amount, one percent
              (1%) of which is due and payable as of the date of execution of this Amendment.

The following language shall be added to Section VII. - Other Terms and
Conditions:

Validity of
Commitment:   This Commitment will remain in full force and effect until March
              30, 2002, unless both parties mutually agree, in writing, to extend the date or terminate at an earlier date.